EXHIBIT 99.1

                                NEWS RELEASE

                                                      October 21, 2003

For Further Information

Contact:    Union Trust Company
            Jeannie Merchant
            Marketing Director

Telephone:  667-2504

For Immediate Release

                 Union Trust Reports Third Quarter Earnings

      Ellsworth - Peter A. Blyberg, President and Chief Executive Officer of Union Bankshares Company has announced net earnings for the first nine months of 2003 were $3,320,000. This compares with $3,420,000 net earnings reported for the same period in 2002. Non-interest income showed an increase of $631,000 or 14.7% over the nine-month period in 2002. "This increase was primarily due to record mortgage financing activity as a result of the current low rate environment, some security gains and continued strong performance by our Financial Services Group," noted Blyberg. On the balance sheet, the loan portfolio grew by $48.4 million or 21.7% year on year while deposits were up $14.3 million or 5.0%.

      Established in 1887, Union Trust Company is a full-service, independent, community bank that is locally owned and operated. From sixteen offices Union Trust provides a variety of banking, brokerage, insurance, retirement, employee benefit, investment, personal trust and financial planning services to individuals, businesses, municipalities, and non-profit organizations along the coast of Maine from Waldoboro to Machias. Union Trust takes pride in delivering personalized, responsive service and developing quality, innovative products for its customers. Employing over 160 people, Union Trust has a documented record of consistent earnings growth. As of September 30, 2003, consolidated assets were in excess of $425 million. Union Trust can be found on the Internet at www.uniontrust.com.

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